EXHIBIT 10.1

                       INTERMAGNETICS GENERAL CORPORATION
                              ENHANCED BENEFIT PLAN

              AMENDMENT AND RESTATEMENT DATED AS OF JUNE 14, 2006



1.    PURPOSE.

      The Board of Directors of Intermagnetics General Corporation has established an enhanced benefit plan for certain Company executives as a means of attracting, motivating and retaining the individuals selected for participation. The Plan is now amended and restated in its entirety, effective as of June 14, 2006.

2.    DEFINITIONS.

      (a) "BENEFIT PLAN" means the Enhanced Benefit Plan as set forth in this document, which may be amended from time to time by the Board of Directors.

      (b) "BOARD" means the Board of Directors of the Company.

      (c) "CAUSE" means (i) Participant's willful or gross neglect of his or her material duties and responsibilities or failure to perform as an employee and officer of the Company, provided that Participant has received written notice of such neglect from the President and Chief Executive Officer, has had an opportunity to respond to the notice, and has failed substantially to cure such neglect or performance within thirty (30) calendar days of such notice; (ii) conviction of (or plea of guilty or NOLO CONTENDERE (or equivalent thereof) to) any felony or any crime involving moral turpitude; or (iii) fraud, gross misconduct, breach of trust or other act of dishonesty materially and negatively affecting the Company's business, provided that Participant has received written notice of such event from the President and Chief Executive Officer and has had an opportunity to respond to the notice.

      (d) "CHANGE IN CONTROL" means a Control Transaction or a "Change in Control" as defined in the Company's 2000 Stock Option and Stock Award Plan (the "OPTION PLAN") or any successor equity plan (it being understood that no event shall constitute a "Change in Control" for purposes of the Benefit Plan if the Board has determined pursuant to Section 2(b) of the Option Plan, or a similar provision of a successor equity plan, that such event shall not constitute a "Change in Control" for purposes of the Option Plan or such successor plan).

      (e) "CODE" means the Internal Revenue Code of 1986, as amended.

      (f) "COMMITTEE" means the Compensation Committee of the Board.

      (g) "COMPANY" means Intermagnetics General Corporation, a New York corporation, and its subsidiaries and affiliated companies.



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      (h) "CONTROL TRANSACTION" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date of this Benefit Plan, in a Form 8-K filed under the Exchange Act or in any other filing by the Company with the Securities and Exchange Commission, provided that, without limitation, such a Control Transaction shall be deemed to have occurred if:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the voting power of the then outstanding securities of the Company;

          (ii) during any period of two consecutive calendar years there is a change of twenty-five percent (25%) or more in the composition of the Board of Directors of the Company in office at the beginning of the period except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.

      (i) "EXTRAORDINARY TERMINATION" means:

          (i) termination by the Company of the employment of Participant with the Company for any reason other than for Cause (as defined above), or

          (ii) resignation of Participant within sixty (60) days following (a) notification by the Company that it intends to eliminate or materially reduce the benefits provided in Sections 4 and 5 of this Benefit Plan, (b) a significant diminution of Participant's authority, or (c) the relocation of Participant's place of employment to a location outside of the 48 contiguous states of the United States. For purposes of this Benefit Plan, significant diminution of authority is recognized as notification to Participant of a change in Participant's status, position, responsibilities, or any adverse change to compensation which is not broadly applied to management in the Company, which, in Participant's reasonable judgment, represents a material adverse change from his or her status, position or responsibility. Prior to accepting Participant's resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Participant's resignation; or

          (iii) resignation of Participant upon the occurrence of any of the following events upon or within two years after a Control Transaction:

          (1) an assignment to Participant of any duties inconsistent with, or a significant change in the nature or scope of Participant's authority or duties from, those held by Participant immediately prior to the Control Transaction;

          (2) a reduction in Participant's annual salary or bonus program in effect immediately prior to the Control Transaction;

          (3) the relocation of Participant's place of employment to a location outside of the 48 contiguous states of the United States;



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          (4) the failure by the Company to provide Participant with a reasonable number of paid personal leave days at least equal to the number of paid personal leave days to which he or she was entitled in the last full calendar year prior to the Control Transaction;

          (5) the failure of the Company to provide Participant with substantially the same fringe benefits that were provided to Participant immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is substantially at least as beneficial to Participant in all material respects to such fringe benefits taken as a whole.

          (6) the failure of the Company to obtain the express written assumption of and agreement to perform the obligations in Article 5 of the Benefit Plan by any successor.

      (j) "PARTICIPANT" means an executive of the Company or any subsidiary of the Company who is designated by the Committee to participate in the Benefit Plan as described in Section 3. In addition, employees described in Section 7 shall be Participants to the extent described in Section 7.

      (k) "PLAN DOCUMENT" means any document detailing the terms and conditions of any benefit provided under this Benefit Plan.

      (l) "RESTRICTED PERIOD" means the period commencing at the cessation of a Participant's employment with the Company and lasting a period equal to the number of months of severance to which a Participant is eligible in the event of an Extraordinary Termination, or one year in the event of termination for Cause.

      (m) "SALARY" means Participant's base salary. For purposes of determining monthly salary, Participant's annual base salary shall be divided by twelve.

      (n) "YEARS OF SERVICE" means the actual number of years Participant has been an employee of Intermagnetics General Corporation (not necessarily equivalent to years of service for other qualified benefit plans offered by the Company).

3.    PARTICIPATION.

      (a) The Committee shall designate those executives of the Company who shall be eligible to participate in the Benefit Plan. The Participants shall be set forth in Schedule A, which may be amended from time to time by the Committee. The Committee may remove or add Participants at any time, at its sole discretion, during the term of the Benefit Plan. In order to be eligible for the benefits set forth in the Benefit Plan, Participants must execute the agreement attached as Schedule B. In addition, individuals who are employees of the Company at the time of a Change in Control may become eligible for benefits under Section 6 of the Plan according to the provisions of Section 7 of the Plan.

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      (b) The Company may amend or terminate the Benefit Plan at any time.
Participation in the Benefit Plan does not constitute a contract of employment. Nothing herein should be construed as a guarantee of continued employment. Unless otherwise provided in a written agreement between Participant and the Company, employment with the Company is on an at-will basis.

4.    ENHANCED BENEFITS.

      (a) LIFE INSURANCE. Each Participant shall be entitled to life insurance benefits at two times his or her Salary, contingent on Participant's insurability. This may be accomplished, at the Company's option, by raising or eliminating any benefit cap on the Company's group term life insurance policy, or by creating a new policy for the Participant. Participant's entitlement to this benefit may be subject to insurability.

      (b) SUPPLEMENTAL RETIREMENT CONTRIBUTION. The Company will contribute a fixed amount annually to the Company's Deferred Compensation Plan on behalf of each Participant. Such amount will be placed in a separate retirement account and will vest only upon retirement or a Change in Control as defined in the Deferred Compensation Plan. The Deferred Compensation Plan Document will be provided to each Participant and is incorporated by reference herein.

5.    SEVERANCE BENEFITS.

      (a) In the event of an Extraordinary Termination during the term of this Benefit Plan, Participants shall be entitled to a lump sum severance payment (as calculated in subsection (b) below) according to the following table:

        YEARS OF SERVICE         MONTHLY SALARY INCLUDED IN SEVERANCE PAYMENT

        LESS THAN 2              6 MONTHS
        2                        9 MONTHS
        3                        10 MONTHS
        4                        11 MONTHS
        5                        12 MONTHS
        6                        13 MONTHS
        7                        14 MONTHS
        8                        15 MONTHS
        9                        16 MONTHS
        10                       17 MONTHS
        11 or more               18 months

      (b) The Company shall pay to Participant in cash within sixty (60) days after an Extraordinary Termination an amount equal to:



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          (i) the greater of

          (1) Participant's monthly salary immediately prior to the Extraordinary Termination; or

          (2) Participant's monthly salary at the time of a Control Transaction; times the number of months applicable under subsection (a) above; PLUS

          (ii) payment in lieu of all unused paid personal leave.

      (c) Participant shall not be entitled to any payment under this Benefit Plan unless Participant first executes and deliver a valid general release and waiver of all claims against the Company and its parent, subsidiaries, officers, directors, employees, and agents.

6.    PARACHUTE TAX.

      (a) In the event that it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay the Participant an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after deduction of any Excise Tax (as defined below), and any federal, state and local income tax, employment tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The term "Excise Tax" means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

      (b) All determinations to be made under this Section 6 shall be made by the Company's independent public accounting firm immediately prior to the Change in Control Transaction or another independent public accounting firm selected by the Company prior to the Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participants no later than ten days after the consummation of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and Participants.

      (c) The Company shall pay the applicable Gross-Up Payment as and when the Excise Tax is incurred on a Payment. The Gross-Up Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable. If required in order to comply with Section 409A of the Code, (i) the Gross-Up Payment attributable to Payments other than severance compensation shall be paid in a lump sum payment upon the closing of the Change in Control, and (ii) the Gross-Up Payment attributable to severance compensation shall be paid in a lump sum payment on the first day on which severance compensation is paid to the Participant. If the amount of a



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Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax ("Payment Date"), the Company shall pay to the Participant by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to the Participant the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the Payment Date.

      (d) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of a Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Employee, appropriate adjustments shall be made such that the net amount that is payable to the Participant after taking into account the provisions of section 280G and section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm.

      (e) All of the fees and expenses of the Accounting Firm in performing the determinations under this Section 6 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

7.    LIMITED PARTICIPATION.

      If an individual who is an employee of the Company at the time of a Change in Control is a "disqualified individual" under 280G of the Code, the employee will be eligible to receive a Gross-Up Payment pursuant to Section 6 of the Benefit Plan, subject to the employee's agreement to be bound by the covenants of Section 9 below. In order to receive a Gross-Up Payment, the employee must agree to be bound by the covenants set forth in Section 9. The employee will be considered a Participant solely for the purpose of receiving such Gross-Up Payment and for purposes of Section 9 below.

8. WITHHOLDING OF TAXES.

      The Company may withhold from any payments under this Benefit Plan all federal, state or local taxes and FICA taxes as shall be required pursuant to any law, regulation or ruling.

9. NON-COMPETE/NON-SOLICITATION.

      (a) Notwithstanding the following provisions, in the event of a termination of employment for any reason by a Participant (other than a Participant described in Section 7) upon or after a Change in Control, the Restricted Period shall extend to the later of (i) one year after termination of employment or (ii) six months after the date on which the Participant's Restricted Period would otherwise have terminated. In the event of a termination of employment for any reason by a Participant described in Section 7 upon or after a Change in Control, the Restricted Period shall extend to the later of
(i) one year after termination of employment or (ii) six months after the latest date on which any other non-competition covenant in an agreement between the Company and the employee would otherwise have terminated.



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      (b) In consideration of the enhanced benefits provided in this Benefit
Plan, Participants agree that during the term of their employment, they will not participate directly or indirectly, in any capacity, in any business or business activity that is in competition with the Company or its subsidiaries or affiliated companies.

      (c) In addition, Participants agree that during the Restricted Period, they will not, without the Company's express written consent, directly or indirectly, own an interest in, or participate in, or be connected with, as an officer, director, employee, partner, member, manager, investor, consultant, advisor, or otherwise, any partnership, firm, corporation, company or other business organization or entity that competes with the Company, in the geographic areas in which the Participant was actively involved in the work of the Company during the twelve months immediately preceding the cessation of the Participant's employment; except that a Participant may continue to own shares in Company stock, and may own up to 2% of the shares of any other publicly traded company so long as they do not participate in the management or control of such company.

      (d) Participants further agree that, during the Restricted Period, they will not, without the prior written consent of the Company, directly or indirectly, either by themselves or through any person, firm, or corporation for which they perform any services or in which they have an interest, solicit or attempt to solicit any customer of the Company, who was a customer to which the Participant provided services during their employment with the Company.

      (e) Participants agree to notify Company of any ownership of, participation in, or connection to any business engaged or proposed to engage in the development, manufacture, distribution or sale of products similar to the products of the Company which the Participant accepts at any time prior to the expiration of the Restricted Period. Participants agree to mail such notification to Company's corporate headquarters, by certified mail, return receipt requested, no later than the close of the business day after such acceptance occurs. In no event shall Participant commence such ownership, participation or connection prior to notification of the Company.

      (f) For a period of two years after the date of termination of a Participant's employment for any reason, the Participant will not solicit to employ, either directly or on behalf of a third party, any person who is an employee of the Company as of the date of the termination of the Participant's employment.

      (g) The Participants acknowledge and agree that a breach of any of the terms of this Section may result in material, irreparable injury to the Company for which any remedy at law will not be adequate, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining a Participant from engaging in activities prohibited by this section, together with such other relief as may be required to enforce specifically any of the terms of this section. Nothing in the Benefit Plan shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach of this section, including recovery of damages, court costs, and attorney's fees.



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      (h) In the event that one or more provisions in this section are determined by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, Participants agree that the validity, legality, and enforcement of the remaining provisions of this section shall not in any way be affected or impaired, and the affected provisions shall be enforced to the fullest extent allowed by law. Participants also agree that the terms of this section are reasonable in scope.

10.   SECTION 409A.

      (a) Notwithstanding anything in the Benefit Plan to the contrary, the Company shall not pay benefits under the Benefit Plan earlier than the earliest date permitted by section 409A of the Code, or later than the latest date permitted by section 409A, in order to enable the Participants to avoid taxation under section 409A of the Code. Compensation that is subject to section 409A shall be administered consistently with section 409A, to the extent applicable.

      (b) If payment of any benefits under the Benefit Plan is required to be delayed for a period of time after a Participant's termination of employment (a "Postponement Period") pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A of the Code shall be paid in a lump sum payment within five days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Participant's estate within 60 days after the date of the Employee's death.

11.   GOVERNING LAW.

      THIS BENEFIT PLAN SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS.

12.   RESOLUTION OF DISPUTES.

      (a) In the event of a dispute between the parties concerning any controversy or claim arising out of or relating to Participant's employment or this Benefit Plan, the parties shall first attempt to resolve such dispute through mediation under the auspices of JAMS/Endispute in Albany, New York in accordance with the rules of JAMS/Endispute. The mediation shall be before one
(1) mediator from the existing panel of employment law mediators maintained by JAMS/Endispute. If mediation is unsuccessful in resolving the dispute the matter shall be referred to arbitration by an agreed-upon arbitrator selected from the panel of JAMS/Endispute's arbitrators specializing in employment law, but shall not include the mediator who attempted to mediate the dispute. In the event the parties are unable to agree upon either a mediator or an arbitrator from the respective JAMS/Endispute panel, either party may petition the Supreme Court, County of Albany of the State of New York, for appointment of the mediator or arbitrator from the JAMS/Endispute panel. The arbitrator shall not have the authority to add to, subtract from or in any way modify the express written terms of the Benefit Plan or any Plan Document associated therewith, and in rendering an award, the arbitrator shall be required to adhere to the express written provisions of this Benefit Plan and any associated Plan Document. The



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mediation agreement or the decision of the arbitrator, as the case may be, shall be final and binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The costs for the mediation and/or arbitration shall be borne equally by both parties.

      (b) In the event that JAMS/Endispute no longer operates in the State of New York at the time a dispute arises under this Benefit Plan, its name shall be deleted in every place used in the above paragraph and replaced with the American Arbitration Association.

      (c) In the event a mediation or arbitration is initiated by either party to enforce the provisions of this Benefit Plan, the prevailing party, if any, as determined by the mediator or arbitrator, shall be entitled to recover reasonable costs, expenses and attorneys' fees from the other party.

13.   ADMINISTRATION.

      (a) The Benefit Plan shall be administered and interpreted by the Committee. The Committee shall have full responsibility and authority to interpret and administer the Benefit Plan, to adopt, amend and rescind rules and regulations governing the administration of the Benefit Plan, and to make all other determinations, including factual determinations, the Committee deems necessary or advisable in its discretion for the administration of the Benefit Plan and the benefits provided hereunder.

      (b) The authority of the Committee shall include, but not be limited to, the power to:

          (i) determine which executives of the Company are eligible to participate in the Benefit Plan;

          (ii) determine and certify annually the annual contribution amount allocable hereunder in accordance with Section 4 hereof; and

          (iii) interpret the Benefit Plan, determine any facts, correct any defect, supply any omission, or reconcile any inconsistency in the Benefit Plan or in any award hereunder in the manner and to the extent it shall deem necessary to carry this Benefit Plan into effect.

      (c) Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with the Benefit Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of the Benefit Plan. Without limiting the generality of the foregoing, any such decision or action taken by the Committee and the reliance upon any information supplied to it by any officer of the Company, or the Company's legal counsel, shall be deemed to have been taken in good faith.



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14.   TERMINATION OR AMENDMENT.

      (a) The Committee may modify, revise, suspend or terminate this Benefit Plan or discontinue designating Participants or making annual contributions hereunder, either temporarily or permanently, at any time, and from time to time.

      (b) Termination or amendment of the Benefit Plan shall not adversely affect rights or obligations under the Benefit Plan with respect to benefits earned pursuant to Section 4 or 5 hereof but not paid to the Participant, unless the consent of the affected Participant is obtained.


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